NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (July 19, 2011) - NASB Financial, Inc. (NASDAQ:
NASB) announced today a net loss for the quarter ended March 31, 2011, of $24,507,000 or $(3.11) per share. This compares to a net loss of $3,035,000 or $(0.39) per share for the quarter ended December 31, 2010, and compares to net income of $3,219,000 or $0.41 per share for the quarter ended March 31, 2010.
     The net loss for the six months ended March 31, 2011, was $27,542,000 or $(3.50) per share, compared to net income of $4,548,000 or $0.58 per share for the six months ended March 31, 2010.
     Most notable for the quarter is the provision for loan losses of $38.8 million and a provision for loss on foreclosed real estate of $9.7 million, which is included as a reduction to non-interest income.
     During the quarter ended March 31, 2011, the Company early adopted Accounting Standards Update ("ASU") No. 2011-02, "A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring." This ASU, which was issued in April 2011, clarifies the guidance on how creditors evaluate whether a restructuring of debt qualifies as a Troubled Debt Restructuring ("TDR") and, for public companies, is effective for the first interim or annual period beginning on or after June 15, 2011. However, the ASU permits entities to early adopt the guidance and the Company decided to do so in its second fiscal quarter ending March 31, 2011. With the adoption of ASU 2011-02, the Company's TDRs increased $34.8 million and the related increase in the provision for loan losses associated with those loans was approximately $11.3 million.
     Of the loans designated as TDRs at March 31, 2011, most are paying as agreed and have not been restructured by offering any concessions that discount the original terms; however, the original maturity dates have been extended.

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     In addition to the adoption of ASU 2011-02, and in connection with the determination of impairment, the Company adopted a change in methodology for the valuation of both the loans in its development real estate portfolio and its foreclosed real estate. The revised methodology applies downward "qualitative" adjustments to recent real estate appraised values for residential development assets that the Company has deemed impaired. The Company believes these qualitative appraisal adjustments better reflect the continued uncertainty in real estate values in light of adverse economic conditions that prevail. This change in methodology increased the provision for loan losses by approximately $18.3 million and increased the provision for loss on real estate owned by approximately $7.2 million during the quarter ended March 31, 2011.
     Despite the additions to TDRs resulting from the adoption of ASU 2011-02, the revised methodology for valuing residential development related assets, and the related impact on loss provisions, as of March 31, 2011, 94.9% of the Company's entire loan portfolio was paying as agreed.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). As of March 31, 2011, the Company's stockholders' equity was $140.3 million, or $17.83 per share and the Bank's Tier 1 capital ratio was 11.3%.
     North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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

NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/11      12/31/10      3/31/10     3/31/11      3/31/10
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   12,695       13,040       13,119       25,735       26,924
Provision for loan losses                  38,800       10,526        5,000       49,326       14,000
Non-interest income                        (1,753)       9,086        9,314        7,333       19,514
Non-interest expense                       11,991       16,535       12,320       28,526       25,977
Income tax expense (benefit)              (15,342)      (1,900)       1,894      (17,242)       1,913
                                           -------      -------      -------      -------     -------
   Net income (loss)                   $  (24,507)      (3,035)       3,219      (27,542)       4,548
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,266,295    1,332,129    1,460,275    1,266,295   1,460,275
Total loans and mortgage-backed
  and related securities                 1,057,976    1,180,298    1,322,236    1,057,976   1,322,236
Customer and brokered deposit
  accounts                                 876,585      898,646      869,268      876,585     869,268
Stockholders' equity                       140,298      164,762      165,986      140,298     165,986


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     17.83        20.94        21.10        17.83       21.10
Earnings (loss) per share                    (3.11)       (0.39)        0.41        (3.50)       0.58
Cash dividends paid per share                   --           --        0.225           --        0.45


Return on assets (annualized net income
  divided by total average assets)          (7.55)%      (0.88)%       0.86%       (4.08)%     0.60%

Return on equity (annualized net income
  divided by average stockholders' equity) (64.27)%      (7.30)%       7.78%      (35.76)%     5.47%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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